EXHIBIT 99.1

FDA and Repros Reach Agreement for Androxal(R) Registration Program

  Trial design discussed with FDA under Special Protocol Assessment (SPA)
  Safety exposure of 100 subjects for 1 year and 800 subjects for 6 months
  No requirement for positive control
  Studies to focus on overweight men

THE WOODLANDS, Texas, May 9, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has held a meeting with the Division of Reproductive and Urologic Products (DRUP) to agree upon the registration requirements for the Company's Androxal® oral therapy for the treatment of secondary hypogonadism. Repros believes secondary hypogonadism is responsible for over 90% of the incidence of low testosterone in the United States.

A key element of the meeting included the overall required safety database. Unless unexpected safety issues arise, the FDA noted that safety data for 100 subjects exposed to Androxal for one year and 800 subjects exposed for 6 months would be adequate. To date, the Company has data for approximately 70 subjects for 1 year and 150 subjects for 6 months. Androxal has been well tolerated.

The FDA also provided guidance on inclusion criteria and endpoints in the pivotal studies. The FDA confirmed the trials should be of three month duration. Men enrolled into the study should exhibit normal sperm concentrations (>15 million/mL) and total testosterone levels <300 ng/dL. The co-primary endpoints are to be at least 75% of subjects achieving a 24 hour average testosterone within the normal range (300-1040 ng/dL) and less than 50% reduction in sperm counts from baseline versus placebo. In previous Repros studies, younger men (less than 60 years of age) experienced a consistent increase in total testosterone to within the normal range. In the recently completed ZA-204, all men on the 25 mg dose exhibited normal testosterone levels. In the ZA-203 study, also recently completed, the concentrations of sperm for men in the Androxal arms generally remained in the normal range. The FDA further noted that an up-titration from 12.5 mg to 25 mg based on testosterone levels during the study and requested by the Company was acceptable. On this basis, Repros believes that 60% of men will respond adequately to the 12.5 mg dose with the majority of the remaining subjects responding to the 25 mg dose. The two pivotal studies will be identical and enroll 152 subjects each.

Consistent with the proposed mechanism of action of the drug, the FDA further indicated that all studies should be conducted in overweight men less than 60 years of age. The FDA also indicated that there was no requirement for a comparator against approved topical products. The FDA also noted that a dual-energy X ray absorptiometry (DEXA) study of one year duration should be conducted to ensure there is no bone loss. Previously, Repros reported results that showed markers of bone turnover were in fact favorably affected in a dose dependent manner by Androxal.

The Company has contracted 30 clinical sites and will commence the open label safety studies as well as the DEXA study as soon as the IRBs can be modified. The Company plans to submit revised pivotal protocols for formal SPA review to the FDA within the next several days.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer